Exhibit 10(v)

DEFERRED CONTINGENT MERGER CONSIDERATION AGREEMENT

Dated as of August 7, 2016

Marc Lore
c/o Jet.com, Inc.
221 River Street
Hoboken, NJ 07030

Dear Marc Lore:

As you know, Wal-Mart Stores, Inc., a Delaware corporation (the “Acquiror”), has agreed to acquire by merger (the “Merger”) Jet.com, Inc., a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger, dated of even date herewith (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among the Acquiror, the Company and certain other parties thereto. Capitalized terms used in this agreement (this “Agreement”) and not otherwise defined herein will have the meanings given to such terms in the Merger Agreement. Any reference to the “Acquiror” will be understood to include any successor to the Acquiror.

Upon the Closing, subject to and in accordance with the terms of the Merger Agreement, you will be entitled to receive, for each share of Common Stock held by you immediately prior to the Effective Time, the Per Share Merger Consideration. Notwithstanding the terms of the Merger Agreement, you agree that the Merger Consideration otherwise payable to you pursuant to the Merger Agreement shall be subject to the terms of this Agreement.

1.	Merger Consideration Election

The parties hereby agree that 25% of the Merger Consideration payable to you at the Closing shall be paid to you in cash in accordance with the provisions of Article II of the Merger Agreement, and that 75% of the Merger Consideration otherwise payable to you at the Closing (such Merger Consideration, the “Deferred Contingent Merger Consideration”) shall be payable to you on the applicable annual or monthly anniversary of the Closing Date set forth in the Consideration Schedule (as defined below), contingent upon and subject to the following provisions.

2.	Deferral of Merger Consideration

All of your Deferred Contingent Merger Consideration will be deferred at the Closing and will be held back by the Acquiror and not paid to you. You will permanently forfeit (except as otherwise provided for below) for no consideration, and the Acquiror will permanently retain, any portion of the Deferred Contingent Merger Consideration that has not become payable to you pursuant to the terms of this Agreement as of the date of termination of your Employment (as defined below), whether on a voluntary basis or for any other reason, except as provided in Section 3 below (this provision, the “Forfeiture Provision”). “Employment” means your status as an employee of the Acquiror and each of its Subsidiaries (including, following the Closing, the Company) then employing you (your “Employer”). For the avoidance of doubt, your Deferred Contingent Merger Consideration may become payable in accordance with the Consideration Schedule during any period in which you are taking a leave of absence approved in writing by the Acquiror.

The Forfeiture Provision will lapse as to each installment of Deferred Contingent Merger Consideration set forth on Annex A attached hereto (the “Consideration Schedule”) on the corresponding date for such installment set forth on the Consideration Schedule, if your Employment has not been terminated as of such installment date, meaning that such installment of Deferred Contingent Merger Consideration will become payable to you on such corresponding installment date, without any interest. Deferred Contingent Merger Consideration that has become payable pursuant to the Consideration Schedule is referred to as “Due Merger Consideration”.

You will receive the payment of your Due Merger Consideration (without interest) on the last day of the calendar month in which such Due Merger Consideration becomes payable in accordance with the Consideration Schedule, regardless of your Employment on such date; provided that if the last day of any such calendar month is not a Business Day, such payment shall be made on the next succeeding Business Day.

3.	Special Situations

Subject to any other requirements or limitations in this Agreement, in the event of a termination of your Employment due to an Involuntary Termination (as defined below) or on account of death or Disability, all of your then-Deferred Contingent Merger Consideration will be payable in accordance with the Consideration Schedule.

“Involuntary Termination” means termination in writing by your Employer of your Employment without Cause (as defined below) and/or your resignation from your Employer for Good Reason (as defined below).

“Cause” means your termination of employment by your Employer due to (a) your intentional or grossly negligent unauthorized misuse of any trade secrets or proprietary information of your Employer of an Affiliate thereof, (b) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (c) your committing an act of fraud against your Employer or an Affiliate thereof, (d) your gross negligence or willful misconduct that has had, will have or would reasonably be expected to have an adverse effect on your Employer’s or any of its Affiliates’ reputation or business, (e) your violation of the Acquiror’s (i) Global Statement of Ethics or (ii) Code of Ethics for the CEO and Senior Financial Officers, in each case in this clause (e) if such violation is not cured (to the extent curable) within 30 days following written notification by the Acquiror of such violation, (f) your willful and repeated failure or refusal to attempt to perform your duties to your Employer if such failure is not cured within 30 days following written notification by Employer of such failure, or (g) your material breach of that certain Non-Competition, Non-Solicitation and No Hire Agreement dated August 7, 2016, that certain Nondisclosure and Restricted Use Agreement dated August 7, 2016 between you and the Acquiror or that certain Employee Invention Assignment and Confidentiality Agreement between you and Jet.com, Inc. dated April 16, 2014, if such breach is not cured (to the extent curable) within 30 days following written notification by Employer of such breach.

“Disability” means a “permanent and total disability” as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended; provided that you shall not be considered to have a Disability unless you furnish such proof (including written certification from a physician) of the existence thereof in such form and manner, and at such times, as the Acquiror may reasonably require.

“Good Reason” means the occurrence of any of the following: (a) a material reduction in your base salary or (b) a required relocation of your principal place of employment by more than 75 miles; provided, that you shall have grounds for a Good Reason resignation only if (i) you notify your Employer in writing within 60 days of the occurrence of the circumstances constituting Good Reason, (ii) your Employer does not reasonably cure such circumstances within 15 days following its receipt of such notice, and (iii) you actually resign within 30 days following the end of such cure period.

4.	Tax Matters

The parties hereto agree that it is their intention that the Deferred Contingent Merger Consideration attributable to Common Stock either (x) that is vested as of the Closing or (y) for which a valid election under Section 83(b) of the Code was properly and timely made except as required by applicable Law or a Governmental Authority, (i) will be treated as deferred contingent purchase price for which capital gains treatment is available with respect to your Common Stock and (ii) will be reported for federal income tax purposes, as deferred contingent purchase price for such Common Stock. The parties shall take all tax reporting positions consistent with this paragraph, except if challenged in writing by a Governmental Authority, in which case the challenged party shall give notice of same to the other party and each party shall use best efforts to cooperate jointly to defend the positions taken in this paragraph until such time as a non-appealable order has concluded that a different tax consequence applies to the Deferred Contingent Merger Consideration.

You agree to submit a completed and executed Internal Revenue Service Form W-9 to the Acquiror at the Closing.

5.	Miscellaneous

The terms of Section 10.9 (Governing Law), Section 10.10 (Submission to Jurisdiction) and Section 10.15 (Waiver of Jury Trial) of the Merger Agreement are incorporated herein, mutatis mutandis.

The provisions of this Agreement are applicable only if the Merger is consummated, and this Agreement will become null and void should the Merger not be consummated for any reason.

Except as otherwise provided in the Merger Agreement, the conditions to the obligations of the Acquiror to consummate the Merger are solely for the benefit of the Acquiror and may be waived by the Acquiror in its sole discretion without notice, liability or obligation to you or any other person.

This Agreement may not be amended or otherwise modified without the prior written consent of the Acquiror and you, provided that the Acquiror may terminate the Forfeiture Provision by providing written notice to you without your consent.

By signing below, you also agree that the Acquiror may rely upon such delivery of this Agreement as conclusively evidencing the terms and conditions referred to in this Agreement for purposes of modifying (to the extent necessary) all agreements and instruments to which such terms and conditions are applicable or relevant.

In no event shall any provision of this Agreement or transaction contemplated hereby, give or be deemed to give you any right to continued employment by the Acquiror or any of its Subsidiaries (including, after the Closing, the Company) or affect in any manner the right of your Employer to terminate your employment at any time.

You hereby acknowledge that (i) you have carefully read this Agreement, (ii) following the consummation of the Merger, this Agreement will be enforceable by the Acquiror and the Acquiror will be entitled to seek damages for any breach of this Agreement, (iii) the terms of this Agreement are irrevocable to the fullest extent provided under the laws of the State of Delaware, (iv) you have had adequate opportunity to consult with counsel prior to entering into this Agreement and (v) the material terms of this Agreement will be disclosed to the other stockholders of the Company in connection with the approval of the Merger and related payments to employees.

The Acquiror acknowledges and agrees that this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Without the prior written consent of the other party hereto, neither party hereunder shall have the right to assign, pledge, hypothecate or otherwise transfer, in whole or in part, its rights or obligations under this Agreement.

This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all the exhibits and schedules attached hereto or thereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, with respect to the Deferred Contingent Merger Consideration (including the terms of any stock purchase, stock restriction or similar agreement, equity grant or award, offer letter, employment agreement or other plan, agreement or arrangement, between the you and the Company).

This Agreement may be signed in one or more counterparts, each of which will be deemed an original and all of which will constitute one instrument.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

WAL-MART STORES, INC.
a Delaware corporation

	By:	/S/ EMILY MCNEAL
	Name:	Emily McNeal
	Title:	Vice President Corporate Development

Agreed and acknowledged as of the date first written above:

/S/ MARC LORE
Marc Lore

Annex A

Consideration Schedule

Date of Installment	Percentage of the Deferred Contingent Merger Consideration
The date that is the 12-month anniversary of the Closing Date	6.67%
Each date that is a monthly anniversary of the Closing Date, starting on the date that is the 13-month anniversary of the Closing Date, and ending on the date that is the 24-month anniversary, inclusively	1.11%
Each date that is a monthly anniversary of the Closing Date, starting on the date that is the 25-month anniversary of the Closing Date, and ending on the date that is the 36-month anniversary, inclusively	1.67%
Each date that is a monthly anniversary of the Closing Date, starting on the date that is the 37-month anniversary of the Closing Date, and ending on the date that is the 48-month anniversary, inclusively	2.22%
Each date that is a monthly anniversary of the Closing Date, starting on the date that is the 49-month anniversary of the Closing Date, and ending on the date that is the 60-month anniversary, inclusively	2.78%

For the avoidance of doubt, in no circumstance shall more than 100% of the Deferred Contingent Merger Consideration be paid or payable to you under this Agreement, in the aggregate.